Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No.’s 333-153734, 333-228747, 333-237580, 333-261025 and 333-261038) on Form S-8 and the Registration Statements No.’s 333-253309 and 333-266962 on Form S-3 of Inotiv, Inc. of our report dated December 21, 2021, relating to the consolidated financial statements of Inotiv, Inc., appearing in this Annual Report on Form 10-K of Inotiv, Inc. for the year ended September 30, 2021.

/s/ RSM US LLP

Indianapolis, Indiana

January 12, 2023